PART II-I-5-(3) (a) Record of Changes in Net Assets
(Investor Shares)
	Total Net Asset Value		Net Asset Value per Share
	USD (million)	Yen (million)	USD	Yen
34th Fiscal Year Ended on September 30, 2004	8,851	904,307	21.11	2,157
35th Fiscal Year Ended on September 30, 2005	7,954	812,660	21.66	2,213
36th Fiscal Year Ended on September 30, 2006	7,580	774,449	21.95	2,243
37th Fiscal Year Ended on September 30, 2007	8,038	821,242	22.30	2,278
38th Fiscal Year Ended on September 30, 2008	7,280	743,798	19.60	2,003
39th Fiscal Year Ended on September 30, 2009	8,021	819,506	19.98	2,041
40th Fiscal Year Ended on September 30, 2010	10,061	1,027,932	21.60	2,207
41st Fiscal Year Ended on September 30, 2011	9,875	1,008,929	21.82	2,229
42nd Fiscal Year Ended on September 30, 2012	11,916	1,217,458	24.47	2,500
43rd Fiscal Year Ended on September 30, 2013	11,431	1,167,905	24.82	2,536
2013 End of February	11,978	1,223,772	24.76	2,529
End of March	12,205	1,246,981	24.90	2,544
End of April	12,496	1,276,713	25.39	2,594
End of May	12,178	1,244,226	25.17	2,572
End of June	11,835	1,209,182	24.57	2,510
End of July	11,870	1,212,758	25.07	2,561
End of August	11,450	1,169,847	24.60	2,513
End of September	11,431	1,167,905	24.82	2,536
End of October	11,536	1,178,633	25.34	2,589
End of November	11,316	1,156,156	25.54	2,609
End of December	11,363	1,160,958	24.85	2,539
2014 End of January	11,352	1,159,834	24.76	2,530